November 2022 Third Quarter 2022 Earnings Call Exhibit 99.2

Forward Looking Statement Statements contained in this presentation that state the Partnership’s or management’s expectations or predictions of the future are forward-looking statements. The words “believe,” “expect,” “should,” “intends,” “anticipates”, “estimates,” “target” and other similar expressions identify forward-looking statements. It is important to note that actual results could differ materially from those projected in such forward-looking statements. For more information concerning factors that could cause actual results to differ from those expressed or forecasted, see CrossAmerica’s annual reports on Form 10-K, quarterly reports on Form 10-Q and other reports filed with the Securities and Exchange Commission and available on the Partnership’s website at www.crossamericapartners.com. If any of these factors materialize, or if our underlying assumptions prove to be incorrect, actual results may vary significantly from what we projected. Any forward-looking statement you see or hear during this presentation reflects our current views as of the date of this presentation with respect to future events. We assume no obligation to publicly update or revise these forward-looking statements for any reason, whether as a result of new information, future events, or otherwise.

CrossAmerica Business Overview Charles Nifong, CEO & President

Third Quarter Operations Motor Fuel Gross Profit from the Wholesale Segment increased 24% $42.2 million in 3Q22 versus $34.1 million in 3Q21 Driven primarily by fuel margin increases Overall Gross Profit for the Wholesale Segment increased 18% ($56.8 million for 3Q22 versus $48.2 million for 3Q21) Wholesale fuel volume decreased 5% 338.1 million gallons distributed in 3Q22 versus 354.6 million gallons in 3Q21 Volume declined primarily due to lower volume in base business, partially offset by the acquisition of assets from 7-Eleven Wholesale fuel margin increased 30% 12.5 cents in 3Q22 versus 9.6 cents in 3Q21 Benefited from company operated retail sites, better sourcing costs and market conditions Retail Segment’s Gross Profit increased $28.5 million or 102% year-over-year $56.3 million in 3Q22 versus $27.9 million in 3Q21 Increase driven by motor fuel and merchandise gross profit

CrossAmerica Financial Overview Maura Topper, Chief Financial Officer

Third Quarter Results Summary OPERATING RESULTS (in thousands, except for distributions per unit and coverage) Three Months ended September 30, 2022 2021 % Change Net Income $27,593 $8,852 212% Gross Profit $114,730 $75,731 52% Adjusted EBITDA $62,167 $35,890 73% Distributable Cash Flow $50,869 $30,434 67% Weighted Avg. Diluted Units 39,038 37,907 3% Distribution Paid per LP Unit $0.5250 $0.5250 0% Distribution Attributable to Each Respective Period per LP Unit $0.5250 $0.5250 0% Distribution Coverage (Paid Basis – current quarter) 2.55x 1.53x 67% Distribution Coverage (Paid Basis – trailing twelve months) 1.74x 1.22x 43% Note: See the reconciliation of EBITDA, Adjusted EBITDA and Distributable Cash Flow (or “DCF”) to net income and the definitions of EBITDA, Adjusted EBITDA and DCF in the appendix of this presentation.

Capital Strength Maintain Distribution Rate Distribution rate of $0.5250 per unit ($2.10 per unit annualized) attributable to the third quarter of 2022 Capital Expenditures A total of $10.4 million of capital expenditures during 3Q22 with $8.4 million of growth capex compared to $10.5 million of capital expenditures during 3Q21 with $9.5 million of growth capex Growth capital projects during the quarter primarily related to continued investment in the existing portfolio and acquired locations Credit Facilities and Leverage Credit facilities (CAPL Credit Facility and JKM Credit Facility) Blended aggregate leverage ratio was at 4.1 times at the end of the 3Q22 compared to 5.1 as of 4Q21

Appendix Third Quarter 2022 Earnings Call

Non-GAAP Financial Measures Non-GAAP Financial Measures We use the non-GAAP financial measures EBITDA, Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio. EBITDA represents net income before deducting interest expense, income taxes and depreciation, amortization and accretion (which includes certain impairment charges). Adjusted EBITDA represents EBITDA as further adjusted to exclude equity-based compensation expense, gains or losses on dispositions and lease terminations, net and certain discrete acquisition related costs, such as legal and other professional fees, separation benefit costs and certain other discrete non-cash items arising from purchase accounting. Distributable Cash Flow represents Adjusted EBITDA less cash interest expense, sustaining capital expenditures and current income tax expense. The Distribution Coverage Ratio is computed by dividing Distributable Cash Flow by distributions paid. EBITDA, Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio are used as supplemental financial measures by management and by external users of our financial statements, such as investors and lenders. EBITDA and Adjusted EBITDA are used to assess our financial performance without regard to financing methods, capital structure or income taxes and the ability to incur and service debt and to fund capital expenditures. In addition, Adjusted EBITDA is used to assess the operating performance of our business on a consistent basis by excluding the impact of items which do not result directly from the wholesale distribution of motor fuel, the leasing of real property, or the day to day operations of our retail site activities. EBITDA, Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio are also used to assess the ability to generate cash sufficient to make distributions to our unitholders. We believe the presentation of EBITDA, Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio provides useful information to investors in assessing the financial condition and results of operations. EBITDA, Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio should not be considered alternatives to net income or any other measure of financial performance or liquidity presented in accordance with U.S. GAAP. EBITDA, Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio have important limitations as analytical tools because they exclude some but not all items that affect net income. Additionally, because EBITDA, Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio may be defined differently by other companies in our industry, our definitions may not be comparable to similarly titled measures of other companies, thereby diminishing their utility.

CROSSAMERICA PARTNERS LP

Third Quarter 2022 Earnings Call November 2022

Non-GAAP Reconciliation

The following table presents reconciliations of EBITDA, Adjusted EBITDA, and Distributable Cash Flow to net income, the most directly comparable U.S. GAAP financial measure, for each of the periods indicated (in thousands, except for per unit amounts):

	Three Months Ended September 30, 2022	Three Months Ended September 30, 2021	Nine Months Ended September 30, 2022	Nine Months Ended September 30, 2021
Net income [a]	$ 27,593	$ 8,852	$ 46,606	$ 9,674
Interest expense	8,351	4,928	22,333	12,295
Income tax expense (benefit)	3,815	(1,065)	1,843	(1,664)
Depreciation, amortization and accretion expense	21,329	19,118	61,523	56,732
EBITDA	61,088	31,833	132,305	77,037
Equity-based employee and director compensation expense	654	342	1,608	1,096
Loss (gain) on dispositions and lease terminations, net	318	(426)	620	(375)
Acquisition-related costs [b]	107	4,141	985	8,502
Adjusted EBITDA	62,167	35,890	135,518	86,260
Cash interest expense	(7,668)	(4,267)	(20,280)	(11,113)
Sustaining capital expenditures [c]	(1,974)	(975)	(5,191)	(3,407)
Current income tax expense	(1,656)	(214)	(2,519)	(548)
Distributable Cash Flow	$ 50,869	$ 30,434	$ 107,528	$ 71,192
Distributions paid	19,913	19,894	59,713	59,659
Distribution Coverage Ratio [d]	**2.55x**	**1.53x**	**1.80x**	**1.19x**

(a) Beginning in the second quarter of 2022, CrossAmerica reconciled Adjusted EBITDA to Net Income rather than to Net income available to limited partners. The difference between Net income and Net income available to limited partners is that, beginning in the second quarter of 2022, the accretion of preferred membership interests issued in late March 2022 is a deduction from Net income in computing Net income available to limited partners. Because Adjusted EBITDA is used to assess our financial performance, without regard to capital structure, CrossAmerica believes Adjusted EBITDA should be reconciled with Net Income, so that the calculation isn't impacted by the accretion of preferred membership interests. This approach is comparable to the reconciliation of Adjusted EBITDA to Net income available to limited partners in past periods, as the Partnership has not recorded accretion of preferred membership interests in past periods.

(b) Relates to certain discrete acquisition related costs, such as legal and other professional fees, separation benefit costs and certain purchase accounting adjustments associated with recently acquired businesses.

(c) Under the Partnership Agreement, sustaining capital expenditures are capital expenditures made to maintain CrossAmerica's long-term operating income or operating capacity. Examples of sustaining capital expenditures are those made to maintain existing contract volumes, including payments to renew existing distribution contracts, or to maintain the sites in conditions suitable to lease, such as parking lot or roof replacement/renovation, or to replace equipment required to operate the existing business.

(d) In 2022, CrossAmerica updated its calculation of its Distribution Coverage Ratio to divide Distributable Cash Flow by distributions paid, whereas in prior periods, the Distribution Coverage Ratio was calculated as Distributable Cash Flow divided by the weighted-average diluted common units and then CrossAmerica divided that result by distributions paid per limited partner unit.

10